LP Building Solutions Reports Third Quarter of 2022 Results, Provides Capital Allocation Update, and Q4 2022 Outlook
NASHVILLE, Tenn. (November 1, 2022) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the three and nine months ended September 30, 2022.

Key Highlights for the Third Quarter of 2022, Compared to the Third Quarter of the Prior Year
•Net sales from continuing operations decreased by 16% to $852 million
•Siding Solutions net sales increased by 27% to $393 million
•OSB net sales decreased by 35% to $388 million
•Income from continuing operations attributed to LP decreased by $203 million to $129 million ($1.74 per diluted share)
•Adjusted EBITDA(1) was $200 million, a decrease of $281 million
•Adjusted Diluted EPS(1) was $1.72 per share, a decrease of $1.80 per share
•Cash provided by operating activities was $195 million

(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information”, “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below.
Capital Expansion Strategy Update
•After Sagola, Michigan, the next SmartSide capacity addition will be the expansion of the Houlton, ME facility, with production currently estimated to begin in mid to late 2024
•In addition to ongoing expansion projects at existing facilities, LP is planning to add ExpertFinish® capacity at a new facility to be built near Spokane, Washington, with production there estimated to begin in late 2024
Capital Allocation Update
•Received $217 million from the Engineered Wood Products (EWP) sale, resulting in a pre-tax gain of $118 million
•For the quarter, LP paid $325 million to repurchase 5.6 million of its common shares, leaving 71.7 million common shares outstanding at September 30, 2022
•Paid $86 million for capital expenditures during the third quarter
•Paid $16 million in cash dividends during the third quarter
•Cash and cash equivalents of $482 million as of September 30, 2022
•Declared a quarterly cash dividend of $0.22 per share
“Q3 of 2022 was another record quarter for LP’s Siding segment, which saw 27% sales growth with 9% higher volume and 16% higher prices than last year,” said Brad Southern, Chair and Chief Executive Officer of LP. "New residential construction appears to be slowing, and OSB prices have stabilized at a more historically normal level. However, demand for SmartSide siding remains strong, especially in repair & remodeling applications. LP is investing in long-term growth, including expanding the Houlton, Maine siding facility and plans to add new ExpertFinish capacity in Washington.”
Third Quarter 2022 Highlights
Net sales for the third quarter of 2022 decreased year-over-year by $166 million (or 16%). This included a decrease in OSB revenue of $212 million (or 35%, due to 39% lower prices and 5% higher volume) partially offset by Siding Solutions revenue growth of $83 million (or 27%, due to 16% higher prices and 9% higher volume).
Income from continuing operations attributed to LP for the third quarter of 2022 decreased year-over-year by $203 million (or 61%) to $129 million, or $1.74 per diluted share. This reflects a $281 million decrease in Adjusted EBITDA and a decrease in the provision for income tax of $67 million driven by lower pre-tax income in the current year.
Income from discontinued operations for the third quarter of 2022 increased year-over-year by $64 million to $97 million, or $1.31 per diluted share, primarily due to the gain on the sale of EWP, net of income taxes.

First Nine Months of 2022 Highlights
Net sales for the first nine months of 2022 increased year-over-year by $69 million (or 2%). This included Siding Solutions growth of $199 million (or 23%, primarily driven by 14% higher prices and 8% higher volumes). OSB revenue decreased by $112 million (14% lower OSB prices on 9% higher volumes) .
Income from continuing operations attributed to LP for the first nine months of 2022 decreased year-over-year by $237 million (or 21%) to $898 million, or $11.16 per diluted share. The decrease primarily reflects a $311 million decrease in Adjusted EBITDA, $15 million of insurance recoveries, and a $66 million decrease in the provision for income tax driven by lower pre-tax income in the current year.
Income from discontinued operations for the first nine months of 2022 increased year-over-year by $149 million to $196 million, or $2.43 per diluted share, primarily due to the gain on the sale of EWP, net of income taxes, and the first quarter of 2022 sale of LP's 50% equity interest in two joint ventures that produce I-joists.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product offering of engineered wood siding, trim, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Net sales	$394	$312	26%	$1,083	$889	22%
Adjusted EBITDA	90	73	24%	251	240	4%

	Three Months Ended September 30, 2022 versus 2021		Nine Months Ended September 30, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	16%	9%	14%	8%
The combined effects of list price increases and improving mix of innovative products drove year-over-year increases in the average net selling price for the three and nine months ended September 30, 2022. The volume increases for the three and nine months ended September 30, 2022 are attributable to steady customer demand and production increases made possible by the ongoing ramp-up of the Houlton facility as well as increasing operational efficiency at other Siding facilities.
Adjusted EBITDA year-over-year increase of $17 million for the three months ended September 30, 2022 reflects price and volume growth largely offset by $32 million of raw material, freight and labor inflation and $4 million of facility maintenance costs. The year-over-year increase in Adjusted EBITDA of $11 million for the nine months ended September 30, 2022 reflects price and volume growth, offset primarily by $89 million of raw material, freight, and labor inflation, $8 million of facility maintenance costs, and $19 million of discretionary investments in support of future growth, including siding mill conversions and sales and marketing costs.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products including the value-added OSB portfolio known as LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing) and LP® TopNotch® Sub-Flooring. OSB is manufactured using wood strands arranged in layers and bonded with resins.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Net sales	$388	$600	(35)%	$1,805	$1,917	(6)%
Adjusted EBITDA	113	381	(70)%	1,021	1,300	(21)%

	Three Months Ended September 30, 2022 versus 2021		Nine Months Ended September 30, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(39)%	10%	(11)%	23%
OSB - Commodity	(39)%	2%	(18)%	(2)%
OSB average net selling prices decreased year-over-year by 39% on 5% higher OSB sales volume for the three months ended September 30, 2022, resulting in a 35% decrease in net sales. OSB average net selling prices decreased year-over-year by 14% on 9% higher OSB sales volume for the nine months ended September 30, 2022, resulting in a 6% decrease in net sales.
The year-over-year decrease in Adjusted EBITDA of $268 million for the three months ended September 30, 2022 reflects $252 million from lower prices, $25 million of increased raw material and wage inflation, and $10 million facility maintenance costs, partially offset by $29 million from higher sales volume and the positive incremental margin generated by Structural Solutions products compared to commodity OSB products. The year-over-year decrease in Adjusted EBITDA of $279 million for the nine months ended September 30, 2022 reflects $325 million from lower prices, $68 million of increased raw material and wage inflation, and $12 million facility maintenance costs, offset partially by $140 million from higher sales volume.
South America
LP's South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Colombia, Argentina, and Paraguay.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Net sales	$53	$76	(30)%	$190	$203	(6)%
Adjusted EBITDA	14	37	(62)%	65	91	(28)%

	Three Months Ended September 30, 2022 versus 2021		Nine Months Ended September 30, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(19)%	(14)%	—%	—%
Siding	(18)%	(21)%	(13)%	(68)%
Net sales in South America decreased year-over-year by 30% for the three months ended September 30, 2022, predominantly driven by lower OSB sales volumes and $10 million of unfavorable currency movements. Net sales decreased year-over-year by 6% for the nine months ended September 30, 2022, due in large part to lower Siding sales volumes and prices.
The year-over-year decrease in Adjusted EBITDA of $23 million and $26 million for the three and nine months ended September 30, 2022, respectively, reflects lower sales volumes, higher raw material costs, and unfavorable currency movements.
Q4 2022 Outlook and 2022 Capital Expenditure Guidance
Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”
•Siding Solutions fourth quarter of 2022 year-over-year revenue growth expected to be greater than 30%
•OSB revenue in the fourth quarter of 2022 expected to be sequentially lower than the third quarter of 2022 by approximately 30%, assuming that OSB prices published by Random Lengths remain unchanged from those published on October 28, 2022. This is an assumption for modeling purposes and not a price forecast
•Adjusted EBITDA(2) for the fourth quarter of 2022 expected to be approximately $100 million
•Siding Solutions full-year 2022 expected year-over-year revenue growth continues to be approximately 24%
•Given our current outlook, capital expenditures for 2022 are expected to be in the range of $400 million to $420 million, including $190 million to $195 million for the mill conversions, $120 million to $130 million for sustaining maintenance, and $90 million to $95 million for other strategic growth projects

(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the fourth quarter of 2022, certain items that affect net income on a GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted GAAP measures cannot be reasonably predicted at this time, and LP is unable to quantify such amounts that would be required to be included in the comparable forecasted GAAP measures, without unreasonable effort. As such, the Company is unable to provide a reasonable estimate of GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public online in the Events and Presentations section of investor.lpcorp.com.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore™ Thermal Insulated Sheathing, and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our stockholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following, which may be amplified by the invasion of Ukraine by Russia, the sanctions (including their duration), and other measures being imposed in response to this conflict, as well as any escalation or expansion of economic disruption or the conflict’s current scope: impacts from public health issues (including global pandemics, such as the ongoing COVID-19 pandemic) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs and levels of employment; changes in general economic conditions, including impacts from the ongoing COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between the supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. generally accepted accounting principles (GAAP). In this press release, we disclose income attributed to LP from continuing operations before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items as Adjusted EBITDA from continuing operations (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP from continuing operations, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, pension settlement charges, and adjusting for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, which is calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income and net income attributed to LP from continuing operations per diluted share or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$852	$1,018	$3,149	$3,080
Cost of sales	(620)	(513)	(1,778)	(1,423)
Gross profit	232	505	1,370	1,657
Selling, general, and administrative expenses	(67)	(58)	(196)	(155)
Other operating credits and charges, net	7	2	17	5
Income from operations	172	448	1,191	1,507
Interest expense	(3)	(4)	(9)	(12)
Investment income	5	—	8	1
Other non-operating items	(3)	(2)	(11)	(13)
Income before income taxes	172	442	1,178	1,482
Provision for income taxes	(44)	(111)	(284)	(350)
Equity in unconsolidated affiliate	1	1	4	3
Income from continuing operations	129	332	898	1,134
Income from discontinued operations	97	33	196	$47
Net income	$226	$365	$1,093	$1,182
Net loss attributed to noncontrolling interest	—	—	1	1
Net income attributed to LP	$226	$365	$1,094	$1,183

Net income attributed to LP per share of common stock:
Income per share continuing operations - basic	$1.75	$3.55	$11.23	$11.34
Income per share discontinued operations - basic	1.32	0.35	2.45	0.47
Net income per share - basic	$3.07	$3.90	$13.67	$11.81

Income per share continuing operations - diluted	$1.74	$3.52	$11.16	$11.26
Income per share discontinued operations - diluted	1.31	0.35	2.43	0.47
Net income per share - diluted	$3.05	$3.87	$13.59	$11.73

Average shares of common stock used to compute net income per share:
Basic	74	94	80	100
Diluted	74	94	80	101

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$469	$358
Receivables	171	169
Inventories	337	278
Prepaid expenses and other current assets	24	17
Current assets of discontinued operations	—	68
Total current assets	1,001	890

Timber and timberlands	39	42
Property, plant, and equipment, net	1,215	1,039
Operating lease assets	44	50
Goodwill and other intangible assets	37	39
Investments in and advances to affiliates	7	7
Restricted cash	14	13
Other assets	23	25
Deferred tax asset	4	2
Long-term assets of discontinued operations	—	87
Total assets	$2,383	$2,194

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$342	$304
Income tax payable	88	13
Current liabilities of discontinued operations	—	34
Total current liabilities	430	351

Long-term debt	346	346
Deferred income taxes	107	86
Non-current operating lease liabilities	40	44
Other long-term liabilities	69	63
Contingency reserves, excluding current portion	26	24
Long-term liabilities of discontinued operations	—	42
Total liabilities	1,019	955

Redeemable noncontrolling interest	3	4

Stockholders’ equity:
Common stock	88	102
Additional paid-in capital	459	458
Retained earnings	1,395	1,239
Treasury stock	(390)	(390)
Accumulated comprehensive loss	(190)	(174)
Total stockholders’ equity	1,361	1,235
Total liabilities and stockholders’ equity	$2,383	$2,194

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$226	$365	$1,093	$1,182
Adjustments to net income:
Depreciation and amortization	34	30	99	88
Gain on sale of assets	(118)	—	(157)	—
Deferred taxes	1	9	27	15
Loss on early debt extinguishment	—	—	—	11
Other adjustments, net	22	(3)	34	7
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	46	64	(20)	(59)
Prepaid expenses and other current assets	—	1	(11)	(5)
Inventories	(29)	(13)	(72)	(66)
Accounts payable and accrued liabilities	9	28	40	64
Income taxes payable, net of receivables	5	31	70	46
Net cash provided by operating activities	195	511	1,103	1,283
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(86)	(68)	(282)	(133)
Proceeds from sales of assets	206	—	265	—
Other investing activities	1	—	3	3
Net cash used in investing activities	121	(68)	(14)	(131)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing of long-term debt	—	—	—	350
Repayment of long-term debt, including redemption premium	—	—	—	(359)
Payment of cash dividends	(16)	(17)	(53)	(50)
Purchase of stock	(325)	(399)	(900)	(987)
Other financing activities	—	—	(15)	(12)
Net cash used in financing activities	(341)	(416)	(968)	(1,058)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(9)	(11)	(11)	(10)
Net increase in cash, cash equivalents, and restricted cash	(34)	17	111	84
Cash, cash equivalents, and restricted cash at beginning of period	516	603	371	535
Cash, cash equivalents, and restricted cash at end of period	$482	$620	$482	$620

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables set forth: (1) housing starts, (2) our North American sales volume, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions, and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.
The following table sets forth housing starts for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Housing starts[1]:
Single-Family	242	296	812	861
Multi-Family	146	123	416	352
	388	419	1,228	1,213

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau as published through October 19, 2022.
We monitor sales volumes for our products in our Siding, OSB and EWP segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30, 2022				Three Months Ended September 30, 2021
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	471	—	9	480	432	—	11	443
OSB - commodity (MMSF)	—	544	—	544	—	533	—	533
OSB - Structural Solutions (MMSF)	—	460	127	587	—	419	149	567

	Nine Months Ended September 30, 2022				Nine Months Ended September 30, 2021
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	1,340	—	25	1,365	1,241	—	79	1,320
OSB - commodity (MMSF)	—	1,441	—	1,441	—	1,470	—	1,470
OSB - value added (MMSF)	—	1,499	420	1,919	—	1,222	418	1,640

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements.
OEE for the three and nine months ended September 30, 2022 and 2021 for each of our segments is listed below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Siding	76%	74%	75%	73%
OSB	70%	74%	72%	75%
South America	64%	80%	72%	77%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales
Siding	$394	$312	$1,083	$889
OSB	388	600	1,805	1,917
South America	53	76	190	203
Other	17	30	72	73
Intersegment sales	(1)	(1)	(2)	(2)
Total sales	$852	$1,018	$3,149	$3,080

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$226	$365	$1,093	$1,182
Add (deduct):
Net loss attributed to noncontrolling interest	—	—	1	1
Income from discontinued operations, net of income taxes	(97)	(33)	(196)	(47)
Income attributed to LP from continuing operations	129	332	898	1,135
Provision for income taxes	44	111	284	350
Depreciation and amortization	32	28	96	85
Stock-based compensation expense	2	5	15	10
Other operating credits and charges, net	(7)	(2)	(17)	(5)
Loss on early debt extinguishment	—	—	—	11
Interest expense	3	4	9	12
Investment income	(5)	—	(8)	(1)
Other non-operating items	(1)	2	7	2
Pension settlement charges	4	—	4	—
Adjusted EBITDA	$200	$480	$1,289	$1,600

Siding	$90	$73	$251	$240
OSB	113	381	1,021	1,300
South America	14	37	65	91
Other	(7)	(3)	(19)	(11)
Corporate	(11)	(8)	(29)	(22)
Adjusted EBITDA	$200	$480	$1,289	$1,600

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$226	$365	$1,093	$1,182
Add (deduct):
Net loss attributed to noncontrolling interest	—	—	1	1
Loss from discontinued operations	(97)	(33)	(196)	(47)
Income attributed to LP from continuing operations	129	332	898	1,135
Other operating credits and charges, net	(7)	(2)	(17)	(5)
Loss on early debt extinguishment	—	—	—	11
Pension settlement charges	4	—	4	—
Reported tax provision	44	111	284	350
Adjusted income before tax	170	442	1,171	1,492
Normalized tax provision at 25%	(42)	(111)	(293)	(373)
Adjusted Income	$127	$331	$878	$1,119
Diluted shares outstanding	74	94	80	101
Diluted net income from continuing operations attributed to LP per share	$1.74	$3.52	$11.16	$11.26
Adjusted Diluted EPS	$1.72	$3.52	$10.91	$11.08